Exhibit 99.1

TranSwitch Corporation Announces

Fourth Quarter 2006 Financial Results

SHELTON, CT — January 24, 2007 — TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted fourth quarter 2006 net revenues of approximately $9.3 million and a net loss of ($3.2) million, or ($0.03) per basic and diluted common share. This compares to fourth quarter 2005 net revenues of approximately $8.6 million and a net loss of ($3.4) million, or ($0.03) per basic and diluted common share.

“In the fourth quarter, TranSwitch demonstrated further progress in transitioning to its new product portfolio as new product revenue increased by over 40% quarter-over-quarter with EtherMap® product family revenue growing from $2.4 million in the third quarter to $3.8 million, or 58%, in the fourth quarter. New product revenue in the fourth quarter, 2006 accounted for approximately 60% of total product revenue. Overall, product revenue increased from $8.2 million in the third quarter, 2006 to $8.9 million in the fourth quarter, 2006,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“We remain confident about the long-term prospects of TranSwitch Corporation based on the continued adoption of our new products by top telecommunications manufacturers worldwide and the fact that we continue our momentum of attaining design wins in key platforms of our Tier-1 customers. Additionally, we are committed to maintaining a strong balance sheet and systematically reducing our expenses while preserving the company’s vitality,” continued Dr. Das.

The net loss for the fourth quarter, 2006 includes the following non-cash items:

•	Other income of approximately $0.4 million reflecting the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM (the “Plus Cash Notes”) due September 30, 2007, compared to other income of $2.6 million on the change in the fair value of the derivative liability in the fourth quarter of 2005;

•	Interest expense of approximately $0.4 million relating to the on-going amortization of the debt discount related to the Company’s Plus Cash Notes compared to such amortization of $0.9 million in the fourth quarter, 2005; and

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TranSwitch Corporation Announces Fourth Quarter Results	Page 2

•	Stock option expense of $0.6 million, as a result of the Company’s adoption of FAS 123R, of which $0.2 million is included in research and development, $0.2 million is included in marketing and sales and $0.2 million is included in general and administrative.

For the twelve months ended December 31, 2006, the Company posted net revenues of approximately $38.9 million and a net loss of ($10.9) million, or ($0.09) per basic and diluted common share. This compares to net revenues of approximately $32.9 million and a net loss of ($23.8) million, or ($0.23) per basic and diluted common share in the comparable period of 2005.

During the fourth quarter, 2006, the Company reported a gross margin on product revenues of $6.4 million or 72%. This margin was impacted by a cost of sales benefit totaling approximately $0.3 million from the sale of inventory that was previously written-off.

“In the fourth quarter of 2006, the new product revenue growth was able to offset the decline in legacy business; however, this transition from legacy products to new products will be uneven for some time. We believe, in the second half of 2007, when more of our customers’ strategic platforms are expected to ramp to production volume, the new product revenue growth should substantially exceed the decline in legacy product revenue bringing more predictability to our business,” continued Dr. Das.

“Based on our current visibility, we project net revenues of around $9.3 million in the first quarter, 2007. Our first quarter 2007 net loss is estimated to be in the range of ($0.03) to ($0.04) per basic and diluted common share. This net loss estimate for the first quarter of 2007 excludes any adjustment to the fair value of the derivative liability associated with our Plus Cash Notes. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending March 31, 2007,” stated Dr. Das.

“As stated earlier, we believe that our new product revenue growth should soon outpace the natural decline of older product revenue, resulting in a more predictable top line growth. With our ability to maintain enviable gross margins in the low 70% range and our plan to further manage expenses below current levels, we should be able to break-even in the third quarter, 2007, excluding stock option expenses,” concluded Dr. Das.

Additional details on TranSwitch’s fourth quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial 719-457-2692 and reference confirmation code: 9456160. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through February 7, 2007. To access the replay, dial 719-457-0820 and enter confirmation code: 9456160. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

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TranSwitch Corporation Announces Fourth Quarter Results	Page 3

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Ted Chung

Interim Chief Financial Officer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2004

Fax: 203/926-2071

www.transwitch.com

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TranSwitch Corporation Announces Fourth Quarter Results	Page 4

TranSwitch Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net revenues:
Product revenues	$8,930	$8,607	$36,159	$32,891
Service revenues	394	—	2,761	9

Total net revenues	9,324	8,607	38,920	32,900
Cost of revenues:
Cost of product revenues	2,532	1,837	9,507	8,343
Provision for excess and obsolete inventories	—	—	—	573
Cost of service revenues	173	—	1,239	—

Total cost of revenues	2,705	1,837	10,746	8,916

Gross profit	6,619	6,770	28,174	23,984
Operating expenses:
Research and development	5,618	5,065	21,245	21,280
Marketing and sales	2,678	2,507	11,523	9,639
General and administrative	1,590	1,226	6,139	5,003
Restructuring charge and asset impairments	—	—	403	2,724

Total operating expenses	9,886	8,798	39,310	38,646

Operating loss (Note 1)	(3,267)	(2,028)	(11,136)	(14,662)
Other income (expense):
Change in fair value of derivative liability	391	2,559	5,060	2,495
Loss on extinguishment of debt	—	(2,528)	(3,124)	(2,528)
Impairment of investments in non-publicly traded companies	—	—	—	(1,450)
Other income	—	—	85	—
Interest income (expense):
Interest income	764	618	2,728	2,844
Interest expense	(1,075)	(1,959)	(4,355)	(10,144)

Interest expense, net	(311)	(1,341)	(1,627)	(7,300)

Total other income (expense), net	80	(1,310)	394	(8,783)

Loss before income taxes	(3,187)	(3,338)	(10,742)	(23,445)
Income taxes	35	82	114	309

Net loss	$(3,222)	$(3,420)	$(10,856)	$(23,754)

Basic and diluted net loss per common share:	$(0.03)	$(0.03)	$(0.09)	$(0.23)

Basic and diluted average common shares outstanding	127,968	107,228	124,801	104,779

Note 1: Stock-based compensation expense included in cost of revenues and operating expenses is as follows:
Cost of revenues	$27	$—	$117	$—
Research and development	224	7	751	92
Marketing and sales	183	6	752	6
General and administrative	185	—	775	33

Total	$619	$13	$2,395	$131

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TranSwitch Corporation Announces Fourth Quarter Results	Page 5

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and short-term investments	$57,723	$72,702
Accounts receivable, net	5,834	3,784
Inventories	3,257	2,375
Prepaid expenses and other current assets	1,422	1,961

Total current assets	68,236	80,822
Property and equipment, net	5,079	3,508
Goodwill	4,893	—
Other assets	4,448	2,496

Total assets	$82,656	$86,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,235	$6,716
Restructuring liabilities	824	721
Deferred revenue	63	—
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $1,343	28,811	—
Derivative liability	980	—

Total current liabilities	37,913	7,437
Restructuring liabilities – long-term	20,689	21,038
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $5,695	—	49,102
Derivative liability	—	6,040

Total liabilities	58,602	83,617

Commitments and contingencies
Total stockholders’ equity	24,054	3,209

Total liabilities and stockholders’ equity	$82,656	$86,826